EXHIBIT 99.2

JOINT FILING AGREEMENT

          Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned beneficial owners of shares of Chemical Financial Corportion ("Chemical") hereby agree to file with the Securities and Exchange Commission joint Schedules 13G and any amendments thereto with respect to the Chemical common stock owned by them. The undersigned agree that such filings are filed on behalf of each and all of them. Each of the undersigned agrees that it shall be responsible for the accuracy and completeness of the information concerning it contained in such filings.

          This agreement may be executed in any number of counterparts, which taken together shall constitute one and the same document.

Dated: February 14, 2003	CHEMICAL BANK AND TRUST COMPANY

/s/ Jude T. Patnaude
Jude T. Patnaude, Senior Vice President and Trust Officer

CHEMICAL FINANCIAL CORPORATION

/s/ Lori A. Gwizdala
Lori A. Gwizdala, Executive Vice President Chief Financial Officer and Treasurer